Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Preliminary Second Quarter 2014 Results

•	Preliminary results:

-	Diluted earnings per share of $1.75 (including a charge of $0.21 related to an internal review)

-	Net sales of $3.0 billion

-	Net cash from operating activities of $277 million

-	Book-to-bill ratio of 1.08, with funded orders of $3.3 billion and funded backlog of $10.7 billion

•	Preliminary updated 2014 financial guidance

•	Second Quarter 2014 Earnings Conference Call Moved to 8:30 a.m. ET Today (Note Time Change)

NEW YORK, July 31, 2014 – L-3 Communications Holdings, Inc. (NYSE: LLL) reported today preliminary unaudited financial results for the second quarter of 2014. The results are preliminary because the Company is currently conducting an internal review that could result in increases to the preliminary adjustments included in this release. The Company is working expeditiously to complete the review in order to file its Quarterly Report on Form 10-Q for the three months ended June 27, 2014, as soon as possible.

The review relates to accounting matters at the Company’s Aerospace Systems segment, and is being conducted with the assistance of outside accounting and legal advisors. The Company currently expects to incur an aggregate pre-tax charge of $84 million against operating income and a related reduction in net sales of approximately $43 million. Of these charges, approximately $50 million relates to periods prior to 2014, and approximately $34 million relates to the first half of 2014, of which $30 million relates to the second quarter of 2014. Additionally, as a result of the review, the Company has lowered its estimated operating income for the Aerospace Systems segment by approximately $35 million for the second half of 2014.

The adjustments primarily relate to contract cost overruns that were inappropriately deferred and overstatements of net sales, in each case with respect to a fixed-price maintenance and logistics support contract. The period of performance on this contract began December 1, 2010, and is scheduled to end on January 31, 2015. The Company believes that the amounts associated with these adjustments are the result of misconduct and accounting errors at the Aerospace Systems segment. The misconduct included concealment from L-3’s Corporate staff and external auditors.

The Company is committed to the integrity of its financial statements, and maintaining effective internal controls and ethical conduct. Accordingly, management has taken and expects to continue taking remedial actions, including the termination of certain employees in the Aerospace Systems segment.

“We are extremely disappointed that our established policies, code of ethical conduct and controls were violated in this instance. This does not represent the way we do business, and we are thoroughly addressing it,” said Michael T. Strianese, chairman, president and chief executive officer.

“Notwithstanding the above, strong program execution, a book-to-bill ratio of 1.08 and higher international and commercial sales drove our second quarter performance. We continued to successfully integrate our businesses to reflect customer priorities in a persistently challenging environment, and we remain focused on disciplined growth and delivering shareholder value,” said Michael T. Strianese. “Our customers have very well-defined needs, and the synergies we have built into our operations are meeting those needs efficiently and affordably.”

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 2

“As part of our ongoing commitment to delivering value for our shareholders, we returned $252 million during the quarter in repurchases of common stock and dividends. We continue to focus on expanding our commercial and international business, and are well-positioned to compete, gain market share and win new opportunities in any environment.”

Key competitive contract wins for the quarter included: (1) a contract to develop high-fidelity software simulation modeling, and space vehicle and systems simulations used for engineering analysis and flight/ground crew training at the NASA Johnson Space Center, (2) a contract to design and modify the interior of a Boeing 787 aircraft to a head-of-state configuration, (3) a foreign military contract to deliver three UH-60L Operational Flight Trainers to the Royal Saudi Land Forces Aviation Command and (4) a foreign military contract to provide services and supplies to establish and maintain a logistics support program for the Israeli Air Force’s T-6 trainer aircraft.

L-3 Consolidated Results

	Second Quarter Ended				First Half Ended
($ in millions, except per share data, 2013 as revised)	June 27, 2014	June 28, 2013(1)	Increase/ (decrease)		June 27, 2014	June 28, 2013(1)	Increase/ (decrease)
Net sales	$3,015	$3,198	(6)%		$5,984	$6,403	(7)%
Operating income	$268	$301	(11)%		$571	$617	(7)%
Operating margin	8.9%	9.4%	(50)	bpts	9.5%	9.6%	(10)	bpts
Interest expense	$39	$44	(11)%		$82	$87	(6)%
Interest and other income, net	$4	$5	(20)%		$7	$8	(13)%
Effective income tax rate	31.3%	30.5%	80	bpts	31.5%	29.7%	180	bpts
Net income attributable to L-3	$156	$181	(14)%		$334	$376	(11)%
Diluted EPS	$1.75	$1.99	(12)%		$3.74	$4.12	(9)%
Diluted weighted average common shares outstanding	89.3	91.1	(2)%		89.4	91.3	(2)%

(1)	See Table F for the revision to the previously reported unaudited condensed consolidated statements of operations for the second quarter and first half ended June 28, 2013.

Financial Statement Revisions: Our previously issued financial statements for all periods prior to the 2014 second quarter have been revised for: (1) the adjustments arising from the Company’s internal review of the Aerospace Systems segment (discussed above) and (2) immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems segment. Details of these revisions are presented in tables E through H.

Second Quarter Results of Operations: For the 2014 second quarter, consolidated net sales of $3.0 billion decreased $183 million, or 6%, compared to the 2013 second quarter. Sales to the U.S. Government, including the DoD, declined 8% and impacted the Aerospace Systems, Electronic Systems and Communication Systems segments. Acquired businesses(1), which are included in the Electronic Systems and NSS segments, increased net sales by $21 million in the 2014 second quarter. Net sales to international and commercial customers increased 2%, or $14 million, to $858 million in the 2014 second quarter, compared to $844 million in the 2013 second quarter. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 28% for the 2014 second quarter as compared to 26% for the 2013 second quarter.

Operating income for the 2014 second quarter of $268 million decreased $33 million, or 11%, compared to the 2013 second quarter. Operating income as a percentage of sales (operating margin) decreased by 50 basis points to 8.9% for the 2014 second quarter compared to 9.4% for the 2013 second quarter. Operating margin decreased by 90 basis points due to charges of $30 million and related reduction in net sales of $15 million associated with the Company’s internal review pertaining to the Aerospace Systems segment, which is discussed above and still

(1)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 3

on-going. Lower sales and mix changes reduced operating margin by 30 basis points. Additionally, severance charges for the 2014 second quarter increased $3 million to $12 million compared to the 2013 second quarter and reduced operating margin by 10 basis points. Lower pension expense of $25 million increased operating margin by 80 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense in the 2014 second quarter decreased by $5 million. The conversion of our convertible contingent debt securities (CODES) during the 2014 second quarter reduced interest expense by $7 million. The decrease was partially offset by interest expense of $2 million on $1 billion in new debt consisting of $350 million 1.50% senior notes that mature on May 28, 2017 and $650 million 3.95% senior notes that mature on May 28, 2024.

The effective tax rate for the 2014 second quarter increased to 31.3% from 30.5% for the same period last year. The increase is primarily due to a higher effective tax rate on foreign earnings and a $3 million tax benefit related to the U.S. Federal research and experimentation (R&E) tax credit in the 2013 second quarter, compared to no R&E tax credit in the 2014 second quarter.

Net income attributable to L-3 in the 2014 second quarter decreased 14% to $156 million compared to the 2013 second quarter, and diluted EPS decreased 12% to $1.75 from $1.99. Diluted weighted average common shares outstanding for the 2014 second quarter declined by 2% compared to the 2013 second quarter due to repurchases of L-3 common stock.

First Half Results of Operations: For the first half ended June 27, 2014 (2014 first half), consolidated net sales of $6.0 billion decreased $419 million, or 7%, compared to the first half ended June 28, 2013 (2013 first half). Sales to the U.S. Government, including the DoD, declined 10% and impacted each segment. Acquired businesses, which are included in the Electronic Systems and NSS segments, increased net sales by $35 million in the 2014 first half. Net sales to international and commercial customers increased 4%, or $66 million, to $1,710 million in the 2014 first half, compared to $1,644 million in the 2013 first half. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 29% for the 2014 first half as compared to 26% for the 2013 first half.

Operating income for the 2014 first half of $571 million decreased $46 million, or 7%, compared to the 2013 first half. Operating margin decreased by 10 basis points to 9.5% for the 2014 first half compared to 9.6% for the 2013 first half. Operating margin decreased by 50 basis points due to charges of $34 million and a related reduction in net sales of $17 million associated with the Company’s on-going internal review associated with the Aerospace Systems segment, which is discussed above. Lower sales and mix changes reduced operating margin by 30 basis points. Additionally, severance charges for the 2014 first half increased $6 million to $20 million compared to the 2013 first half and reduced operating margin by 10 basis points. Lower pension expense of $48 million increased operating margin by 80 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense in the 2014 first half decreased by $5 million for the same reasons as noted for the 2014 second quarter.

The effective tax rate for the 2014 first half increased to 31.5% from 29.7% for the same period last year. The increase is primarily due to tax benefits in the 2013 first half of $15 million related to the retroactive reinstatement in January 2013 of the R&E tax credit for all of 2012 and the 2013 first half, compared to no R&E tax credit in the 2014 first half.

Net income attributable to L-3 in the 2014 first half decreased 11% to $334 million compared to the 2013 first half, and diluted EPS decreased 9% to $3.74 from $4.12. Diluted weighted average common shares outstanding for the 2014 first half declined by 2% compared to the 2013 first half due to repurchases of L-3 common stock.

Orders: Funded orders for the 2014 second quarter were $3.3 billion, a decline of 6% compared to the 2013 second quarter. Funded orders for the 2014 first half were $6.3 billion compared to $6.4 billion for the 2013 first half. The book-to-bill ratio was 1.08 for the 2014 second quarter and 1.05 for the 2014 first half. Funded backlog increased 3% to $10.7 billion at June 27, 2014 compared to $10.3 billion at December 31, 2013.

Cash flow and cash returned to shareholders: Net cash from operating activities increased by $27 million, or 11%, to $277 million for the 2014 second quarter, compared to $250 million for the 2013 second quarter. Net cash from operating activities decreased by $181 million, or 46%, to $215 million for the 2014 first half, compared to $396 million for the 2013 first half. The decrease in net cash from operating activities in the 2014

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 4

first half compared to the 2013 first half was primarily due to an increase in working capital, primarily contracts in process. The table below summarizes the cash returned to shareholders during the 2014 and 2013 second quarter and first half periods.

	Second Quarter Ended		First Half Ended
($ in millions)	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net cash from operating activities	$277	$250	$215	$396
Capital expenditures, net of dispositions	(36)	(53)	(65)	(101)

Free cash flow(1)	$241	$197	$150	$295

Dividends paid	$52	$49	$107	$101
Common stock repurchases	200	126	333	248

Cash returned to shareholders	$252	$175	$440	$349

Percent of free cash flow returned to shareholders	105%	89%	293%	118%

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Aerospace Systems

	Second Quarter Ended				First Half Ended
($ in millions, 2013 as revised)	June 27, 2014	June 28, 2013(1)	Decrease		June 27, 2014	June 28, 2013(1)	Decrease
Net sales	$1,054	$1,139	(7.5)%		$2,134	$2,335	(8.6)%
Operating income	$65	$115	(43.5)%		$175	$248	(29.4)%
Operating margin	6.2%	10.1%	(390	) bpts	8.2%	10.6%	(240	) bpts

(1)	See Table G for the revision to the previously reported segment net sales, operating income and operating margin.

Second Quarter: Aerospace Systems net sales for the 2014 second quarter decreased by $85 million, or 8%, compared to the 2013 second quarter. Sales decreased $68 million for Platform Systems, $15 million for Logistics Solutions and $2 million for ISR Systems. Platform Systems sales decreased: (1) $28 million primarily due to lower volume for aircraft maintenance for the Canadian Department of National Defence (DND) due to timing and reduced funding, (2) $19 million due to lower U.S. Air Force (USAF) volume as contracts near completion, (3) $16 million due to lower volume for U.S. Navy maritime patrol aircraft resulting from reduced funding caused by U.S. Government sequestration cuts and (4) $15 million due to reduced deliveries of aircraft cabin assemblies. These decreases were partially offset by a sales increase of $10 million for Australia C-27J aircraft due to timing of contract deliverables. Logistics Solutions sales declined primarily due to the findings from Company’s internal review pertaining to the Aerospace Systems segment. ISR Systems sales declined primarily due to lower volume for logistic support and fleet management services to the DoD and small ISR aircraft systems due to the U.S. military drawdown in Afghanistan, partially offset by higher volume for ISR platforms for foreign military customers.

Aerospace Systems operating income for the 2014 second quarter decreased by $50 million, or 44%, compared to the 2013 second quarter. Operating margin declined by 390 basis points to 6.2%. Operating margin declined by: (1) 270 basis points due to charges from the Company’s internal review pertaining to the Aerospace Systems segment, (2) 100 basis points due to lower sales and mix changes, (3) 90 basis points primarily due to less favorable contract performance adjustments for Platform Systems and ISR Systems and (4) 10 basis points due to higher severance expense of $1 million. These decreases were partially offset by 80 basis points due to lower pension expense of $8 million.

First Half: Aerospace Systems net sales for the 2014 first half decreased by $201 million, or 9%, compared to the 2013 first half. Sales decreased $133 million for Platform Systems, $47 million for ISR Systems and $21 million for Logistics Solutions. Platform Systems sales decreased: (1) $52 million primarily due to lower volume for the Canadian DND, (2) $41 million due to lower USAF volume, (3) $38 million due to lower

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 5

volume for U.S. Navy maritime patrol aircraft and (4) $31 million due to reduced deliveries of aircraft cabin assemblies. These decreases were partially offset by a sales increase of $29 million for Australia C-27J aircraft. The sales changes in Platform Systems are as a result of trends similar to the 2014 second quarter. ISR Systems sales declined primarily due to lower sales and volume for small ISR aircraft and aircraft systems due to the U.S. military drawdown in Afghanistan, partially offset by higher volume for ISR platforms for foreign military customers and logistic support and fleet management services to the DoD. Logistics Solutions sales declined primarily due to the same reason as noted for the 2014 second quarter.

Aerospace Systems operating income for the 2014 first half decreased by $73 million, or 29%, compared to the 2013 first half. Operating margin declined by 240 basis points to 8.2%. Operating margin declined by: (1) 150 basis points due to charges from the Company’s internal review pertaining to the Aerospace systems segment, (2) 140 basis points primarily due to lower sales and mix changes, (3) 20 basis points primarily due to less favorable contract performance adjustments for Platform Systems and (4) 10 basis points due to higher severance expense of $2 million. These decreases were partially offset by 80 basis points due to lower pension expense of $16 million.

Electronic Systems

	Second Quarter Ended			First Half Ended
($ in millions)	June 27, 2014	June 28, 2013	Increase/ (decrease)	June 27, 2014	June 28, 2013	Increase/ (decrease)
Net sales	$1,106	$1,128	(2.0)%	$2,188	$2,239	(2.3)%
Operating income	$135	$127	6.3%	$260	$244	6.6%
Operating margin	12.2%	11.3%	90 bpts	11.9%	10.9%	100 bpts

Second Quarter: Electronic Systems net sales for the 2014 second quarter decreased by $22 million, or 2%, compared to the 2013 second quarter. Sales decreased: (1) $39 million for Precision Engagement & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program and ordnance products to the U.S. Navy, and completed contracts for guidance products, (2) $33 million for Sensor Systems primarily due to the completion of a contract for force protection products for a foreign ministry of defense and lower volume for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan and (3) $14 million for Warrior Systems due to lower demand for holographic weapons sights for the commercial sporting and recreational markets. These decreases were partially offset by sales increases of: (1) $43 million primarily for Power & Propulsion Systems due to increased volume for a variety of contracts, including engine and transmission deliveries to the U.S. Army and foreign military, and the Missile Defense Agency (MDA) and (2) $12 million primarily for airport security systems products and foreign currency translation. Sales from the Mustang Technology Group acquisition added $9 million.

Electronic Systems operating income for the 2014 second quarter increased by $8 million, or 6%, compared to the 2013 second quarter. Operating margin increased by 90 basis points to 12.2%. Lower pension expense of $8 million increased operating margin by 70 basis points. Improved contract performance, primarily for Precision Engagement & Training and Marine Systems International partially offset by lower sales and mix changes, increased operating margin by 70 basis points. These increases were partially offset by 50 basis points due to higher severance expense of $5 million. Severance expense for the 2014 second quarter was $10 million compared to $5 million for the 2013 second quarter.

First Half: Electronic Systems net sales for the 2014 first half decreased by $51 million, or 2%, compared to the 2013 first half. Sales decreased: (1) $78 million for Precision Engagement & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, lower volume for upgrades for F/A-18 flight simulator trainers, completed contracts for guidance products and reduced deliveries of ordnance products to the U.S. Navy, (2) $72 million for Sensor Systems primarily due to the completion of a contract for force protection products for a foreign ministry of defense and lower volume for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan and (3) $12 million primarily for Warrior Systems due to lower demand for holographic weapons sights for the commercial sporting and recreational markets. These decreases were partially offset by sales increases of: (1) $58 million for Power & Propulsion Systems due to increased volume on certain contracts, including an engine contract to a foreign military and the MDA and (2) $34 million primarily due to the timing of deliveries of international and commercial shipbuilding products and foreign currency translation. Sales from the Mustang Technology Group acquisition added $19 million.

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 6

Electronic Systems operating income for the 2014 first half increased by $16 million, or 7%, compared to the 2013 first half. Operating margin increased by 100 basis points to 11.9% due to trends similar to the 2014 second quarter, including lower pension expense of $16 million and higher severance expense of $6 million. Severance expense for the 2014 first half was $14 million compared to $8 million for the 2013 first half.

Communication Systems

	Second Quarter Ended			First Half Ended
($ in millions, 2013 as revised)	June 27, 2014	June 28, 2013(1)	Increase/ (decrease)	June 27, 2014	June 28, 2013(1)	Increase/ (decrease)
Net sales	$520	$599	(13.2)%	$1,023	$1,167	(12.3)%
Operating income	$49	$40	22.5%	$99	$85	16.5%
Operating margin	9.4%	6.7%	270 bpts	9.7%	7.3%	240 bpts

(1)	See Table G for the revision to the previously reported segment net sales, operating income and operating margin.

Second Quarter: Communication Systems net sales for the 2014 second quarter decreased by $79 million, or 13%, compared to the 2013 second quarter. Sales decreased $89 million for Broadband Communication Systems primarily due to: (1) lower volume for airborne and ground-based networked communication systems as contracts near completion and demand declines due to sequestration and other DoD budget reductions and (2) lower U.S. Army demand for remote video terminals and ISR support services primarily driven by the U.S. military drawdown from Afghanistan. Sales also decreased $23 million for Specialty RF (radio frequency) products primarily due to lower volume. These decreases were partially offset by an increase of $33 million for Space & Power Systems primarily due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the 2014 second quarter increased by $9 million, or 23%, compared to the 2013 second quarter. Operating margin increased 270 basis points to 9.4%. Operating margin increased 150 basis points due to lower pension expense of $8 million, 60 basis points due to lower severance costs of $3 million and 60 basis points primarily due to lower development and production costs for Broadband Communication Systems.

First Half: Communication Systems net sales for the 2014 first half decreased by $144 million, or 12%, compared to the 2013 first half. Sales decreased $128 million for Broadband Communication Systems as a result of trends similar to the 2014 second quarter. Sales also decreased $41 million for Tactical Satellite Communications products primarily due to lower demand and timing of deliveries of mobile and ground-based satellite communication systems for the U.S. military and $19 million for Specialty RF products primarily due to lower volume. These decreases were partially offset by an increase of $44 million for Space & Power Systems primarily due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the 2014 first half increased by $14 million, or 17%, compared to the 2013 first half. Operating margin increased 240 basis points to 9.7%. Operating margin increased 160 basis points due to lower pension expense of $16 million, 70 basis points primarily due to lower development and production costs for Broadband Communication Systems and 10 basis points due to lower severance costs of $1 million.

NSS

	Second Quarter Ended			First Half Ended
($ in millions)	June 27, 2014	June 28, 2013	Increase	June 27, 2014	June 28, 2013	Decrease
Net sales	$335	$332	0.9%	$639	$662	(3.5)%
Operating income	$19	$19	—%	$37	$40	(7.5)%
Operating margin	5.7%	5.7%	— bpts	5.8%	6.0%	(20	) bpts

Second Quarter: NSS net sales for the 2014 second quarter increased by $3 million, or 0.9%, compared to the 2013 second quarter. Sales increased $12 million due to the Data Tactics acquisition. This increase was partially offset by lower volume due to U.S. government sequestration cuts.

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NSS operating income for the 2014 second quarter of $19 million and operating margin of 5.7% remained the same. Operating margin increased by 50 basis points primarily due to award fees for information technology (IT) and intelligence support services contracts. The increase in operating margin was offset by lower margins on new business due to competitive pricing pressure.

First Half: NSS net sales for the 2014 first half decreased by $23 million, or 4%, compared to the 2013 first half. Sales declined by $25 million for Intelligence Solutions primarily due to work scope reductions on a technical support contract for a U.S. Government agency due to U.S. Government sequestration cuts and $20 million for Federal Solutions primarily due to the completion of a contract for the National Oceanic and Atmospheric Administration. These decreases were partially offset by an increase of $6 million for Defense Solutions primarily due to a new IT services contract for the U.S. Army reserve, partially offset by lower demand and completed contracts on other Defense Solutions contracts. Sales also increased due to the Data Tactics acquisition, which added $16 million of sales.

NSS operating income for the 2014 first half decreased by $3 million, or 8%, compared to the 2013 first half. Operating margin decreased by 20 basis points to 5.8% due to trends similar to the 2014 second quarter.

Preliminary Financial Guidance

Based on information known as of today, the company has on a preliminary basis updated its consolidated and segment financial guidance for the year ending December 31, 2014, previously provided on May 1, 2014, as presented in the tables below. The amounts included in the preliminary financial guidance are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8 and the company undertakes no duty to update its guidance. The preliminary financial guidance presented below is also subject in all respects to the completion of the internal review discussed in this preliminary earnings release, and depending on the final results of the review, could be reduced.

Consolidated 2014 Financial Guidance

($ in millions, except per share data)

	Current	Prior (May 1, 2014)
Net sales	$12,025 to $12,225	$11,950 to $12,150
Operating margin	9.9%	10.5%
Interest expense	$178	$177
Interest and other income	$14	$14
Effective tax rate	32.0%	32.5%
Diluted shares	87.5	88.6
Diluted EPS	$ 7.90 to $8.10	$ 8.20 to $8.40
Net cash from operating activities	$ 1,095 to $1,145	$1,195
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)

Free cash flow	$ 900 to $950	$1,000

Segment 2014 Financial Guidance

($ in millions)

	Current	Prior (May 1, 2014)
Net Sales:
Aerospace Systems	$4,450 to $4,550	$4,450 to $4,550
Electronic Systems	$4,450 to $4,550	$4,450 to $4,550
Communication Systems	$1,825 to $1,925	$1,800 to $1,900
NSS	$1,200 to $1,300	$1,150 to $1,250
Operating Margins:
Aerospace Systems	9.0% to 9.2%	10.6% to 10.8%
Electronic Systems	11.7% to 11.9%	11.2% to 11.4%
Communication Systems	9.6% to 9.8%	9.9% to 10.1%
NSS	6.4% to 6.6%	7.2% to 7.4%

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The revisions to our Current Guidance compared to our Prior Guidance include:

•	an increase in net sales of $75 million, $50 million for NSS due to recent new business wins and $25 million for Communication Systems due to timing of awards,

•	a 60 basis point decrease in consolidated operating margin as follows: (1) 60 basis point decrease related to the Company’s on-going internal review of the Aerospace Systems segment, (2) 10 basis point decrease for Communication Systems segment primarily due to Broadband product sales at lower margins than planned, coupled with reduced productivity from enterprise resource planning (ERP) systems implemented in 2013, (3) 10 basis point decrease for NSS segment primarily due to new business mix at lower margins than planned (4) offset by a 20 basis point increase to Electronics Systems segment due to improved contract performance,

•	a 50 basis point reduction in the effective tax rate due to increased proportion of foreign earnings to total earnings,

•	a decrease in forecasted diluted shares outstanding primarily due to increasing share repurchases by $125 million to $700 million projected for 2014,

•	a decrease in cash flow from operating activities related to the Company’s on-going internal review of the Aerospace Systems segment.

The current guidance excludes any potential non-cash goodwill impairment charges for which the information is presently unknown and assumes the R&E tax credit that expired on December 31, 2013, is not extended. Additional financial information regarding the 2014 second quarter results is available on the company’s website at www.L-3com.com.

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, July 31, 2014 at 8:30 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

8:30 a.m. ET

7:30 a.m. CT

6:30 a.m. MT

5:30 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10049073), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 48,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2013 sales of $12.6 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2014 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the

L-3 Announces Preliminary Results for the 2014 Second Quarter	Page 9

factors that could cause actual results to differ include, but are not limited to, the following: the completion of our internal review and the effect, if any, of the results of such internal review on our relationships with our customers and/or on our financial condition or results of operations or our internal controls over financial reporting; our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2013 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed on May 2, 2014 and in the quarterly report on Form 10-Q for the quarterly period ended March 28, 2014 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, in addition to factors relating to our internal review discussed above, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data, 2013 as revised)

	Second Quarter Ended(a)		First Half Ended
	June 27, 2014	June 28, 2013(b)	June 27, 2014	June 28, 2013(b)
Net sales	$3,015	$3,198	$5,984	$6,403
Cost of sales	(2,747)	(2,897)	(5,413)	(5,786)

Operating income	268	301	571	617
Interest expense	(39)	(44)	(82)	(87)
Interest and other income, net	4	5	7	8

Income before income taxes	233	262	496	538
Provision for income taxes	(73)	(80)	(156)	(160)

Net income	160	182	340	378
Net income attributable to noncontrolling interests	(4)	(1)	(6)	(2)

Net income attributable to L-3	$156	$181	$334	$376

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$1.81	$2.01	$3.88	$4.17

Diluted	$1.75	$1.99	$3.74	$4.12

L-3 Holdings’ weighted average common shares outstanding:
Basic	86.1	89.9	86.1	90.1

Diluted	89.3	91.1	89.4	91.3

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.
(b)	See Table F for the revision to the previously reported unaudited condensed consolidated statements of operations for the second quarter and first half ended June 28, 2013.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY SELECT FINANCIAL DATA

(in millions, 2013 as revised)

	Second Quarter Ended		First Half Ended
	June 27, 2014	June 28, 2013(a)	June 27, 2014	June 28, 2013(a)
Segment operating data
Net sales:
Aerospace Systems	$1,054	$1,139	$2,134	$2,335
Electronic Systems	1,106	1,128	2,188	2,239
Communication Systems	520	599	1,023	1,167
NSS	335	332	639	662

Total	$3,015	$3,198	$5,984	$6,403

Operating income:
Aerospace Systems	$65	$115	$175	$248
Electronic Systems	135	127	260	244
Communication Systems	49	40	99	85
NSS	19	19	37	40

Total	$268	$301	$571	$617

Operating margin:
Aerospace Systems	6.2%	10.1%	8.2%	10.6%
Electronic Systems	12.2%	11.3%	11.9%	10.9%
Communication Systems	9.4%	6.7%	9.7%	7.3%
NSS	5.7%	5.7%	5.8%	6.0%
Total	8.9%	9.4%	9.5%	9.6%
Depreciation and amortization:
Aerospace Systems	$9	$9	$19	$18
Electronic Systems	30	29	59	59
Communication Systems	13	11	25	23
NSS	3	3	6	6

Total	$55	$52	$109	$106

Funded order data
Aerospace Systems	$1,382	$1,416	$2,425	$2,425
Electronic Systems	1,188	1,240	2,287	2,333
Communication Systems	447	528	930	998
NSS	253	303	620	595

Total	$3,270	$3,487	$6,262	$6,351

			June 27,	Dec. 31,
			2014	2013
Period end data
Funded backlog			$10,651	$10,342

(a)	See Table G for the revision to the previously reported unaudited select financial data for the Aerospace Systems and Communication Systems segments for the second quarter and first half ended June 28, 2013.

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions, 2013 as revised)

	June 27, 2014	Dec. 31, 2013
ASSETS
Cash and cash equivalents	$299	$500
Billed receivables, net	1,060	997
Contracts in process	2,747	2,498
Inventories	373	359
Deferred income taxes	119	122
Other current assets	150	129

Total current assets	4,748	4,605

Property, plant and equipment, net	1,027	1,039
Goodwill	7,838	7,796
Identifiable intangible assets	274	285
Deferred debt issue costs	30	24
Other assets	198	216

Total assets	$14,115	$13,965

LIABILITIES AND EQUITY
Accounts payable, trade	$548	$541
Accrued employment costs	540	543
Accrued expenses	384	462
Advance payments and billings in excess of costs incurred	619	570
Income taxes	16	19
Other current liabilities	349	383

Total current liabilities	2,456	2,518

Pension and postretirement benefits	711	727
Deferred income taxes	614	632
Other liabilities	383	396
Long-term debt	3,938	3,630

Total liabilities	8,102	7,903

Shareholders’ equity	5,938	5,987
Noncontrolling interests	75	75

Total equity	6,013	6,062

Total liabilities and equity	$14,115	$13,965

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions, 2013 as revised)

	First Half Ended
	June 27, 2014	June 28, 2013
Operating activities
Net income	$340	$378
Depreciation of property, plant and equipment	84	81
Amortization of intangibles and other assets	25	25
Deferred income tax provision	40	12
Stock-based employee compensation expense	29	28
Contributions to employee savings plans in L-3 Holdings’ common stock	74	61
Amortization of pension and postretirement benefit plans net loss and prior service cost	8	43
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	3	3
Other non-cash items	(4)	—
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	(56)	(76)
Contracts in process	(240)	(44)
Inventories	(14)	(23)
Other assets	16	(44)
Accounts payable, trade	3	39
Accrued employment costs	(2)	23
Accrued expenses	(75)	(68)
Advance payments and billings in excess of costs incurred	47	(41)
Income taxes	19	27
Excess income tax benefits related to share-based payment arrangements	(16)	(2)
Other current liabilities	(34)	—
Pension and postretirement benefits	(16)	3
All other operating activities	(16)	(29)

Net cash from operating activities	215	396

Investing activities
Business acquisitions, net of cash acquired	(57)	(1)
Proceeds from sale of a business and a product line	5	4
Capital expenditures	(67)	(110)
Dispositions of property, plant and equipment	2	9
Other investing activities	—	(6)

Net cash used in investing activities	(117)	(104)

Financing activities
Proceeds from sale of senior notes	996	—
Retirement of CODES	(935)	—
Borrowings under revolving credit facility	1,031	994
Repayment of borrowings under revolving credit facility	(1,031)	(994)
Common stock repurchased	(333)	(248)
Dividends paid on L-3 Holdings’ common stock	(107)	(101)
Proceeds from exercises of stock options	86	33
Proceeds from employee stock purchase plan	18	18
Excess income tax benefits related to share-based payment arrangements	16	2
Debt issue costs	(8)	—
Other financing activities	(32)	(8)

Net cash used in financing activities	(299)	(304)

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	(9)

Net decrease in cash and cash equivalents	(201)	(21)
Cash and cash equivalents, beginning of the period	500	349

Cash and cash equivalents, end of the period	$299	$328

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY REVISED CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTERLY PERIOD ENDED MARCH 28, 2014

(in millions, except per share data)

	Previous Presentation	Revisions	Revised Presentation
Net sales	$2,971	$(2)	$2,969
Cost of sales	(2,664)	(2)	(2,666)

Operating income	307	(4)	303
Interest expense	(43)	—	(43)
Interest and other income, net	3	—	3

Income before income taxes	267	(4)	263
Provision for income taxes	(85)	2	(83)

Net income	182	(2)	180
Net income attributable to noncontrolling interests	(2)	—	(2)

Net income attributable to L-3	$180	$(2)	$178

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic earnings per share	$2.09	$(0.02)	$2.07

Diluted earnings per share	$2.01	$(0.02)	$1.99

L-3 Holdings’ weighted average common shares outstanding:
Basic	86.1	—	86.1

Diluted	89.4	—	89.4

Note:	The revision in the above table represent adjustments made in connection with the Company’s internal review of the Aerospace Systems segment.

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY REVISED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTERLY PERIOD ENDED MARCH 29 AND JUNE 28, 2013 AND THE FIRST HALF ENDED JUNE 28, 2013

(in millions, except per share data)

	Previous Presentation			Revisions			Revised Presentation
	Q1	Q2	First Half	Q1(a)	Q2(b)	First Half(c)	Q1	Q2	First Half
Net sales	$3,185	$3,192	$6,377	$20	$6	$26	$3,205	$3,198	$6,403
Cost of sales	(2,872)	(2,885)	(5,757)	(17)	(12)	(29)	(2,889)	(2,897)	(5,786)

Operating income	313	307	620	3	(6)	(3)	316	301	617
Interest expense	(43)	(44)	(87)	—	—	—	(43)	(44)	(87)
Interest and other income, net	3	5	8	—	—	—	3	5	8

Income before income taxes	273	268	541	3	(6)	(3)	276	262	538
Provision for income taxes	(79)	(82)	(161)	(1)	2	1	(80)	(80)	(160)

Net income	194	186	380	2	(4)	(2)	196	182	378
Net income attributable to noncontrolling interests	(1)	(1)	(2)	—	—	—	(1)	(1)	(2)

Net income attributable to L-3	$193	$185	$378	$2	$(4)	$(2)	$195	$181	$376

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic earnings per share	$2.14	$2.06	$4.20	$0.02	$(0.05)	$(0.03)	$2.16	$2.01	$4.17

Diluted earnings per share	$2.11	$2.03	$4.14	$0.02	$(0.04)	$(0.02)	$2.13	$1.99	$4.12

L-3 Holdings’ weighted average common shares outstanding:
Basic	90.3	89.9	90.1	—	—	—	90.3	89.9	90.1

Diluted	91.5	91.1	91.3	—	—	—	91.5	91.1	91.3

(a)	The revisions include an increase of $20 million for sales and $9 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems Segment, and a decrease of $6 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment.
(b)	The revisions include an increase of $7 million for sales and a decrease of $1 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems Segment, and a decrease of $1 million for sales and $5 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment.
(c)	The revisions include an increase of $27 million for sales and $8 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems Segment, and a decrease of $1 million for sales and $11 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment.

Table G

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY REVISED SELECT FINANCIAL DATA

FOR THE QUARTERLY PERIOD ENDED MARCH 29 AND JUNE 28, 2013

AND THE FIRST HALF ENDED JUNE 28, 2013

(in millions)

	Previous Presentation			Revisions			Revised Presentation
	Q1	Q2	First Half	Q1(a)	Q2(b)	First Half(c)	Q1	Q2	First Half
Aerospace Systems
Sales	$1,186	$1,133	$2,319	$10	$6	$16	$1,196	$1,139	$2,335
Operating Income	$140	$121	$261	$(7)	$(6)	$(13)	$133	$115	$248
Operating Margin	11.8%	10.7%	11.3%				11.1%	10.1%	10.6%
Communication Systems
Sales	$558	$599	$1,157	$10	$—	$10	$568	$599	$1,167
Operating Income	$35	$40	$75	$10	$—	$10	$45	$40	$85
Operating Margin	6.3%	6.7%	6.5%				7.9%	6.7%	7.3%

(a)	The revisions for Aerospace Systems include an increase of $10 million for sales and a decrease of $1 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems segment, and a decrease of $6 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment. The revisions for Communications Systems include an increase of $10 million for sales and operating income related to amounts previously reflected in the Company’s financial statements that were recorded out of period.
(b)	The revisions for Aerospace Systems include an increase of $7 million for sales and a decrease of $1 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems segment, and a decrease of $1 million for sales and $5 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment.
(c)	The revisions for Aerospace Systems include an increase of $17 million for sales and a decrease of $2 million for operating income related to immaterial out of period amounts included in the Company’s previously issued financial statements unrelated to the Company’s review of the Aerospace Systems segment, and a decrease of $1 million for sales and $11 million for operating income related to the Company’s internal review pertaining to the Aerospace Systems segment. The revisions for Communications Systems include an increase of $10 million for sales and operating income related to amounts previously reflected in the Company’s financial statements that were recorded out of period.

Table H

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY REVISED CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Previous Presentation Dec. 31, 2013	Revisions	Revised Presentation Dec. 31, 2013
ASSETS
Cash and cash equivalents	$500	$—	$500
Billed receivables, net	1,015	(18)	997
Contracts in process	2,524	(26)	2,498
Inventories	359	—	359
Deferred income taxes	122	—	122
Other current assets	129	—	129

Total current assets	4,649	(44)	4,605

Property, plant and equipment, net	1,039	—	1,039
Goodwill	7,796	—	7,796
Identifiable intangible assets	285	—	285
Deferred debt issue costs	24	—	24
Other assets	216	—	216

Total assets	$14,009	$(44)	$13,965

LIABILITIES AND EQUITY
Accounts payable, trade	$541	$—	$541
Accrued employment costs	543	—	543
Accrued expenses	455	7	462
Advance payments and billings in excess of costs incurred	570	—	570
Income taxes	31	(12)	19
Other current liabilities	383	—	383

Total current liabilities	2,523	(5)	2,518

Pension and postretirement benefits	727	—	727
Deferred income taxes	635	(3)	632
Other liabilities	396	—	396
Long-term debt	3,630	—	3,630

Total liabilities	7,911	(8)	7,903

Shareholders’ equity	6,023	(36)	5,987
Noncontrolling interests	75	—	75

Total equity	6,098	(36)	6,062

Total liabilities and equity	$14,009	$(44)	$13,965

Note:	The revision in the above table represent adjustments made in connection with the Company’s internal review of the Aerospace Systems segment.